Exhibit 10.8

THE SYMBOL [***] DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

between

NEWAMSTERDAM PHARMA B.V.

and

A. MENARINI INTERNATIONAL LICENSING S.A.

Dated as of

June 23, 2022

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 DEVELOPMENT, REGULATORY MATTERS AND COMMERCIALIZATION	12

ARTICLE 3 GRANT OF RIGHTS	19

ARTICLE 4 GOVERNANCE	22

ARTICLE 5 PAYMENTS AND RECORDS	25

ARTICLE 6 INTELLECTUAL PROPERTY	31

ARTICLE 7 PHARMACOVIGILANCE AND SAFETY	38

ARTICLE 8 CONFIDENTIALITY AND NON-DISCLOSURE	38

ARTICLE 9 REPRESENTATIONS AND WARRANTIES	42

ARTICLE 10 INDEMNITY	45

ARTICLE 11 TERM AND TERMINATION	48

ARTICLE 12 MISCELLANEOUS	53

Schedule 1 Development Plan	2

Schedule 2 Existing Patents	3

Schedule 3 Obicetrapib	4

Schedule 4 Key Supply Agreement Terms	5

Schedule 5 Illustrative Commercial Milestone Payment Examples	6

Schedule 6 Disclosures	7

i

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of June 23, 2022 (the “Effective Date”) by and between NewAmsterdam Pharma B.V., a company with limited liability incorporated under the laws of the Netherlands, having its registered office at Gooimeer 2-35, 1411 DC Naarden, the Netherlands and registered with the Dutch trade register under number 761331410000 (“Licensor”), and A. Menarini INTERNATIONAL LICENSING S.A., a company incorporated under the laws of Luxembourg, having its registered offices in 5 rue Eugène Ruppert, L-2453 Luxembourg and registered at Luxembourgian Chamber of Commerce under the number RCS B243845 (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor is Developing, and controls certain intellectual property rights with respect to, the Licensed Compound and Licensed Products and will continue Development of the Licensed Products following the Effective Date;

WHEREAS, Licensor wishes to grant a license to Licensee, and Licensee wishes to take, a license under such intellectual property rights to (i) obtain and maintain Regulatory Approvals (ii) Commercialize and (iii) undertake Local Development, in each case with respect to Licensed Products in the Territory in accordance with the terms and conditions set forth below; and

WHEREAS, Licensor and Licensee shall, following the Effective Date, enter into a supply agreement for the supply of Licensed Products to Licensee.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1    “Accounting Principles” means the International Financial Reporting Standards.

1.2    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3    “Agreement” has the meaning set forth in the preamble hereto.

1.4    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.5    “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the Anti-Corruption Laws.

1.6    “Arbitrator” has the meaning set forth in Section 5.15.

1.7    “Breaching Party” has the meaning set forth in Section 11.2.1.

1.8    “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Amsterdam, the Netherlands and in Luxembourg are open for business.

1.9    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.10    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.11    “Cardiovascular Field” means atherosclerosis, dyslipidemia and the following directly correlated diseases and events, cardiovascular death, myocardial infarction, stroke, or coronary revascularization, or any composite thereof.

1.12    “Change in Control,” occurs if a Person who controls any business entity ceases to do so or if another Person acquires control of it. For purposes of this definition, “control” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.13    “Clinical Success Milestones” has the meaning set forth in Section 5.2.

1.14    “Commercialization Plan” means the plan detailing Licensee’s Commercialization strategy from time to time prepared in accordance with Section 2.3.7 and agreed by the JCC in accordance with Section 4.2.

1.15    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, distributing, and importing (pursuant to the Supply Agreement), such Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.16    “Commercialization Report” has the meaning set forth in Section 2.3.6.

1.17    “Commercial Launch Milestones” has the meaning set forth in Section 5.4.

1.18    “Commercially Reasonable Efforts” means, with respect to the performance of Commercialization activities with respect to the Licensed Product by Licensee, the carrying out of such activities in a sustained and diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the pharmaceutical industry by companies: (i) with resources and expertise similar to those of Licensee for portfolio compounds; and (ii) which have products of similar market potential at a similar stage in development or product life (including internally developed, acquired and in-licensed products) which have, on a country-by-country basis of the Territory, a similar expected return on investments and similar potentialities, taking into consideration applicable market factors across the Territory, including [***]. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) (but taking into account applicable market factors across the Territory) and indication-by-indication basis, without regard to the particular business opportunities of Licensee, including any other product opportunities of Licensee, provided that, subject to the foregoing, [***].

1.19    “Commercial Sales Milestone” has the meaning set forth in Section 5.5.

1.20    “Commercial Sales Milestone Table” has the meaning set forth in Section 5.5.

1.21    “Committee” means each of the JDC, JCC and JSC.

1.22    “Competing Product” means any [***].

1.23    “Confidential Information” has the meaning set forth in Section 8.1.

1.24    “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Sections 3.1 or 3.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.25    “Corporate Names” means the Trademarks and logos as Licensor shall designate in writing from time to time.

1.26    “Default Notice” has the meaning set forth in Section 11.2.1.

1.27    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining a Regulatory Approval for adults and pediatric population. When used as a verb, “Develop” means to engage in Development.

1.28    “Development Plan” means the Development plan for Licensed Products set out at Schedule 1, as may be amended by Licensor from time to time in accordance with this Agreement.

1.29    “Dispute” has the meaning set forth in Section 12.6.

1.30    “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.31    “EMA” means the European Medicines Agency and any successor agency thereto.

1.32    “European Union” means the European Union, as its membership is constituted from time to time.

1.33    “Existing Patents” means the Patents listed on Schedule 2.

1.34    “Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop (and conduct post-approval development and activities (including market access studies, medical affairs activities, non-registration studies (including investigator sponsored studies) and post-marketing human investigations or clinical trials)), Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.35    “Exploitation” means the act of Exploiting a compound, product, or process.

1.36    “Ezetimibe Fixed Dose Combination Product” means finished product that contains the Licensed Compound in a fixed dose combination with ezetimibe.

1.37    “Field” means any use or purpose, including therapeutic, prophylactic and diagnostic uses for humans.

1.38    “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.39    “Generic Version” means, with respect to a Licensed Product, any pharmaceutical product that (i) is sold by a Third Party that is not a Sublicensee of Licensee or its Affiliates, or any of their licensees or Sublicensees, under a Regulatory Approval granted by a Regulatory Authority to a Third Party; (ii) contains as an active ingredient the same Licensed Compound in the same or equivalent indications as the Licensed Product; and (iii) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including any product authorized for sale (A) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), (B) in any other country or jurisdiction of the Territory pursuant to all equivalents of such provisions. A Licensed Product licensed or produced by Licensee (i.e., an authorized generic product) will not constitute a Generic Version.

1.40    “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.41    “HTA Standard Agreement” means any non-negotiable template agreement proposed by any Regulatory Authority which renders advice on price and reimbursement of pharmaceutical products.

1.42    “IND” means (i) an investigational new drug application filed with a Regulatory Authority for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.43    “Indemnification Claim Notice” has the meaning set forth in Section 10.3.

1.44    “Indemnified Party” has the meaning set forth in Section 10.3.

1.45    “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data (including Regulatory Data), results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.46    “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 4.2.

1.47    “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.1.

1.48    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.3.

1.49    “Knowledge” means, with respect to a Party the actual knowledge after reasonable investigation with respect to such facts and information.

1.50    “Licensed Compound” means the cholesteryl ester transfer protein inhibitor Obicetrapib, the compound structure for which is set out at Schedule 3, and [***]).

1.51    “Licensed Product” means the Obicetrapib Product or the Ezetimibe Fixed Dose Combination Product.

1.52    “Licensee” has the meaning set forth in the preamble hereto.

1.53    “Licensee Approvals” has the meaning set forth in Section 2.2.1.

1.54    “Licensee Know-How” means all Information Controlled by Licensee or any of its Affiliates or Sublicensees as of the Effective Date, or that becomes Controlled by Licensee during the Term, that is not generally known and is necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Licensed Compound or a Licensed Product, but excluding any Information to the extent covered or claimed by published Licensee Patents.

1.55    “Licensee Patents” means all of the Patents Controlled by Licensee or any of its Affiliates as of the Effective Date, or that become Controlled by Licensee during the Term, that are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) or reasonably useful for the Development, Manufacture, or Commercialization of the Licensed Compound or a Licensed Product.

1.56    “Licensor” has the meaning set forth in the preamble hereto.

1.57    “Licensor Know-How” means all Information Controlled by Licensor or any of its Affiliates as of the Effective Date, or that becomes Controlled by Licensor during the Term, that is not generally known and is necessary or reasonably useful for the Commercialization of the Licensed Compound or Licensed Products, but excluding any Information to the extent covered or claimed by published Licensor Patents.

1.58    “Licensor Patents” means all of the Patents Controlled by Licensor as of the Effective Date, or that become Controlled by Licensor during the Term, that are necessary (or, with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) or reasonably useful for the Commercialization of the Licensed Products. The Licensor Patents include the Existing Patents.

1.59    “Lipid-Lowering Indication” means for the reduction of LDL cholesterol, non-HDL cholesterol or ApoB cholesterol.

1.60    “Local Development” means all market access studies, medical affairs activities, non-registration studies (including investigator sponsored studies) and Phase IV Clinical Trials related to Licensed Products in the Territory. When used as a verb, “to Locally Develop” means to engage in Local Development.

1.61    “Losses” has the meaning set forth in Section 10.1.

1.62    “MAA” means an application made to a Regulatory Authority for approval to market a medicine, including a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the Territory with respect to the mutual recognition or any other national approval procedure.

1.63    “MACE Indication” means for the reduction of the risk of adverse cardiovascular outcomes including cardiovascular death, myocardial infarction, stroke, or coronary revascularization, or any composite thereof.

1.64    “Main Licensor Patents” has the meaning set forth in Section 6.2.1.

1.65    “Major Market” has the meaning set forth in Section 1.99.

1.66    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Licensed Compound, Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.67    “Markings” has the meaning set forth in Section 2.3.5.

1.68    “Material Anti-Corruption Law Violation” means an ascertained violation of an Anti-Corruption Law relating to the subject matter of this Agreement by a Party that would, if it were publicly known, in the reasonable view of the other Party, have a material adverse effect on such other Party or on its reputation because of its relationship with the defaulting Party.

1.69    “MHRA” means the UK’s Medicines and Healthcare products Regulatory Agency and any successor agency thereto.

1.70    “Milestones” means the Clinical Success Milestones, the Regulatory Milestones, the Commercial Launch Milestones or the Commercial Sales Milestones.

1.71    “Net Sales” means, with respect to a Licensed Product for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by Licensee, its Affiliates, or Sublicensees in the Territory to Third Parties, less the following normal and customary deductions:

(i)    trade, cash and quantity discounts;

(ii)    price reductions, rebates, paybacks or cashbacks retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities;

(iii)    taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)    amounts repaid or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs; and

(v)    freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

Net Sales shall not include transfers or dispositions for charitable, pre-clinical, clinical, regulatory, or governmental purposes. Net sales shall not include sales between or among Licensee, its Affiliates, or Sublicensees. For purpose of clarity, sales by Licensee, or its Affiliates, or Sublicensees, of a Licensed Product to a Third Party distributor of such applicable Licensed Product in a given country shall be considered as a sale to a Third Party customer.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates, or Sublicensees, which must be in accordance with Accounting Principles.

1.72    “Net Sales Milestone Threshold” has the meaning set forth in Section 5.5.1.

1.73    “Non-Breaching Party” has the meaning set forth in Section 11.2.1.

1.74    “Obicetrapib Product” means a finished product that contains the Licensed Compound in a [***].

1.75    “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.76    “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.77    “Payment” has the meaning set forth in Section 5.11.

1.78    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.79    “Phase IV Clinical Trial” means a post-marketing human investigation or clinical trial for a Licensed Product (i) commenced after receipt of a Regulatory Approval for a given country or region, and (ii) which is being conducted for such country or region (in whole or in part) and within the parameters of and in the indication for which the Regulatory Approval for the Licensed Product was issued.

1.80    “Product Infringement” has the meaning set forth in Section 6.3.1.

1.81    “Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (i) the full prescribing information for such Licensed Product for such country, including any required patient information, and (ii) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such country.

1.82    “Product Trademarks” means the Trademark(s) to be used by Licensee or its Affiliates or its or their respective Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.83    “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Licensed Product (or a Generic Version, as applicable) in such country, including, where applicable and even if the relevant obtaining thereof occurs not simultaneously with, but after, the release of the marketing authorization, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) labeling approval.

1.84    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compound or Licensed Products (or a Generic Version, as applicable), including EMA and MHRA.

1.85    “Regulatory Data” means preclinical and clinical data, and regulatory, chemistry manufacturing and control (CMC), biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and quality control data, information and documentation, in each case related to the Licensed Products, whether in written or electronic form, in any event, in the format requested or required by the EMA or MHRA.

1.86    “Regulatory Documentation” means all (i) applications, registrations, licenses, authorizations, and approvals (including all INDs and MMAs); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) clinical and other data contained or relied upon in, or necessary to achieve, any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Licensed Product.

1.87    “Regulatory Exclusivity” means, with respect to any country in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive Commercialization period during which Licensee or its Affiliates or Sublicensees have the exclusive right to market, price, and sell a Licensed Product in such country through a regulatory exclusivity right, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

1.88    “Regulatory Milestones” has the meaning set forth in Section 5.3.

1.89    “Retained Rights” mean, with respect to the Licensed Compound and Licensed Products, the rights of Licensor, its Affiliates and its and their licensors, sublicensees and contractors to (i) perform its and their obligations under this Agreement; (ii) develop, obtain and maintain all approvals for and to Develop or Manufacture any product, including the Licensed Compound and Licensed Products, in any field (including the Field) anywhere in the Territory, (iii) develop, obtain and maintain regulatory approvals for and to Develop, Manufacture, Commercialize and otherwise Exploit any product, other than the Licensed Products, in any field (including the Field) anywhere in the Territory; (iv) develop, obtain and maintain all approvals for and to Develop, Manufacture, Commercialize and otherwise Exploit any product (including the Licensed Products and products containing the Licensed Compound), in any field (including the Field), outside the Territory; (v) Manufacture and Develop and otherwise use the Licensed Compound and Licensed Products in the Field or in the Territory for Exploitation outside the Territory; and (vi) Manufacture the Licensed Compound and Licensed Products for use, importation, offer for sale, or sale in the Field in the Territory for supply to Licensee pursuant to the Supply Agreement.

1.90    “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of (i) the expiration of the last-to-expire Licensor Patent that includes a Valid Claim; (ii) the expiration of Regulatory Exclusivity in such country for such Licensed Product; and (iii) the [***] ([***]) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.91    “Safety Event” means any serious or significant unexpected safety finding, not emerged during the Development of the Licensed Product up to the Effective Date, which is reasonably expected to result in a material reduction of the prescriptions or the sales of the Licensed Product in the Territory in the Lipid Lowering Indication or in the MACE Indication (as the case may be).

1.92    “Secondary Brands” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered chosen and owned by Licensee and additional to the Product Trademark.

1.93    “Senior Officer” means, with respect to Licensor, its Chief Executive Officer, and with respect to Licensee, Menarini Group’s Chief Executive Officer.

1.94    “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee under the grants in Section 3.1 as provided in Section 3.4.

1.95    “Supply Agreement” has the meaning set forth in Section 2.4.

1.96    “Target Product Profile” means a [***].

1.97    “Term” has the meaning set forth in Section 11.1.

1.98    “Terminated Territory” means each country with respect to which this Agreement is terminated by Licensor pursuant to Section 11.3.1, or, if this Agreement is terminated in its entirety, the entire Territory.

1.99    “Territory” means

(i)    France, Germany, Italy, Spain, UK (each a “Major Market”),

(ii)    Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, Greece, Hungary, Ireland, Latvia, Lithuania, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Sweden; Switzerland;

(iii)    Cyprus, Iceland, Liechtenstein, Luxembourg, Malta

1.100    “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.101    “Third Party Claims” has the meaning set forth in Section 10.1.

1.102    “Third Party License” has the meaning set forth in Section 6.6.

1.103    “Third Party Right” has the meaning set forth in Section 6.4.

1.104    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.105    “UK” means the United Kingdom of Great Britain and Northern Ireland.

1.106    “Valid Claim” means (i) on a country-by-country basis, a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (A) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (B) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (ii) a claim of a pending

Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that: [***].

ARTICLE 2

DEVELOPMENT, REGULATORY MATTERS AND COMMERCIALIZATION

2.1    Development.

2.1.1    Development of Licensed Compound and Licensed Products. The Parties acknowledge and agree that additional Development will be required to obtain Regulatory Approvals for the Licensed Products in the Territory. Licensor shall have (i) sole responsibility to Develop the Licensed Compounds and Licensed Products (other than Local Development in the Territory) in compliance with the Development Plan and with the aim at to obtaining the Regulatory Approvals for the Licensed Products in the Territory, including the obtaining and maintaining of INDs, and (ii) subject to the foregoing, sole decision making in respect of the Development (other than Local Development) of the Licensed Compounds and Licensed Products, including for the Development Plan in respect thereof for adults and pediatric population. Without limiting the foregoing, each Party shall bear fifty percent (50%) of all Development costs incurred by or behalf of Licensor in connection with the performance of Development activities undertaken in respect of the pediatric population in the Territory in accordance with the applicable Development Plan (the “Pediatric Development Costs”). The Pediatric Development Costs shall be borne by Licensor and thereafter shall be subject to reimbursement by Licensee. Within [***] days after the end of each Calendar Quarter, Licensee shall make reconciling payments to Licensor to achieve the 50/50 allocation of the Pediatric Development Costs as provided in this Section 2.1.

2.1.2    Local Development by Licensee.

(i)    Licensee shall be permitted to Locally Develop the Licensed Products in the Territory, provided that any Local Development to be undertaken is first proposed to the JDC in accordance with Section 4.1.2. Notwithstanding the foregoing, if Licensor reasonably concludes that such Local Development may adversely impact the Development or Commercialization of Licensed Products inside or outside the Territory:

1.

in respect of Local Development that Licensee is not obliged to undertake by an applicable Regulatory Authority (which includes any investigator sponsored studies), Licensor, or its representatives on the JDC, may, at any time give notice to Licensee, or its representatives on the JDC, that Licensee (x) shall not be permitted to undertake such Local Development or (y) shall only be permitted to undertake such Local Development under certain conditions. For the avoidance of doubt, if such notice in (x) is given to Licensee, Licensee shall not undertake such Local Development unless and until such time as Licensor gives its consent, and if such notice in (y) is given to Licensee, Licensee shall only be permitted to undertake such Local Development under the conditions notified.

2.

in respect of Local Development that Licensee is obliged to undertake by an applicable Regulatory Authority, Licensor, or its representatives on the JDC, may, at any time give notice to Licensee, or its representatives on the JDC, that Licensee shall only be permitted to undertake such Local Development under certain reasonable conditions. If the Licensee does not agree with such reasonable conditions the matter shall be escalated to the Senior Officers for resolution.

(ii)    All costs and expenses of any Local Development shall be apportioned between the Parties as follows:

1.

in respect of Local Development that Licensee is not obliged to undertake by an applicable Regulatory Authority, including a Phase IV Clinical Trial or market access studies, Licensee shall bear all of the cost and expense thereof;

2.

in respect of Local Development that (x) Licensee is obliged to undertake by an applicable Regulatory Authority and (y) in the reasonable opinion of Licensor may also be required or useful for a Regulatory Authority outside the Territory, Licensee and Licensor shall each bear fifty percent (50%) of the costs and expenses thereof; and

3.

in respect of Local Development that (x) Licensee is obliged to undertake by an applicable Regulatory Authority and (y) in the reasonable opinion of Licensor may not be required or useful for a regulatory authority outside the Territory, Licensee shall bear all of the cost and expense thereof.

(iii)    Licensee shall not later than the [***]prior to the anticipated first launch of the Licensed Product in the Territory provide to Licensor its high-level strategy for Local Development, and shall keep the JDC updated on a regular basis of its Local Development activities in respect of the Licensed Products. Without limiting the foregoing sentence or Section 2.1.2(i), Licensee shall consider in good faith and incorporate, to the extent reasonable, Licensor’s (including its representatives on the JDC) comments in respect of its Local Development activities and the Licensee’s strategy for the Local Development of the Licensed Products.

2.1.3    No Guarantee. The Parties acknowledge and agree that the Licensed Products are in Development and, notwithstanding anything else in this Agreement, neither Party, in any way expressly or impliedly guarantees that the Licensed Compound or any Licensed Product will achieve any endpoint in Development or a clinical trial, any Milestones or any Regulatory Approval in the Territory. Without limitation to the foregoing, Licensor shall not be responsible or liable to Licensee in any way for any loss or damage whatsoever which may be caused to Licensee or any of its Affiliates by reason of the Licensed Compound or any Licensed Products not achieving any endpoint in Development or a clinical trial, any Milestones or any Regulatory Approval in the Territory.

2.1.4    General Development Costs.

(i)    In partial contribution to the costs of Development of the Licensed Products, Licensee shall pay to Licensor twenty-seven million five hundred thousand euros (€27,500,000) in the proportions, and within [***] days of the dates, set out below. Such payments shall be nonrefundable and noncreditable against any other payments due hereunder.

(ii)    For the avoidance of doubt, in the event that Licensee requests, and Licensor agrees, to modifications to the Development Plan, the Parties expect that any such agreement by Licensor to modify would be conditioned upon Licensee bearing any incremental increase in the cost and expense of such modification.

Date	Payment Amount
[***]	thirteen million seven hundred and fifty thousand euros (€13,750,000)

[***]	thirteen million seven hundred and fifty thousand euros (€13,750,000)

2.1.5    Development Records. Each Party shall, and shall cause its Affiliates to, maintain, in good scientific manner, complete and accurate books and records in English including supporting documentation relating to Development costs in respect of activities in respect of the pediatric population in the Territory or Local Development costs (as applicable) actually incurred and pertaining to their respective Development or Local Development activities in respect of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (i) be appropriate for patent and regulatory purposes, (ii) be in compliance with Applicable Law, (iii) properly reflect all work done and results achieved in the performance of its Development or Local Development activities hereunder, (iv) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (v) be retained by the applicable Part for at least [***] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Licensor shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained by Licensee pursuant to this Section 2.1.5; provided that Licensor shall maintain such records and information disclosed therein in confidence accordance with Article 8.

2.2    Regulatory Matters.

2.2.1    Licensee shall submit, obtain and maintain, in its name, Regulatory Approvals for the Commercialization and Local Development of Licensed Products in the Territory (“Licensee Approvals”), provided that, unless otherwise agreed between the Parties, Licensee shall submit the application for the Licensee Approvals in the countries within the Territory that are in the European Union solely through EMA’s centralised procedure. Subject to the remainder of this Section 2.2. Licensor shall, promptly after the Effective Date and thereafter during the Term when and as it becomes available, provide to Licensee copies of or access to relevant Regulatory Data Controlled by Licensor that relates to the Licensed Products in the

Field and in the Territory to the extent that it is reasonably necessary or useful for Licensee to obtain and maintain, in its name, the Licensee Approvals and Licensor shall keep Licensee notified in advance and in compliance with Applicable Law in any country of the Territory, in respect of updates to such Regulatory Data. Except as may be required by Applicable Law (but also in this case with prior notice to Licensee), Licensor shall not implement material changes to the Licensed Product specifications or the Product Labeling, in each case where such a change would require approval from a Regulatory Authority until such changes have the relevant approval from the applicable Regulatory Authority. As between the Parties and subject to the licenses granted hereunder in respect thereof, all right, title and interest in and to such Regulatory Data Controlled by Licensor shall remain with Licensor.

2.2.2    Licensor shall have sole responsibility for preparing the Regulatory Data necessary for applications for the Licensee Approvals (other than pricing or reimbursement approvals) to be submitted by Licensee pursuant to Section 2.2.1, provided that (i) the Parties shall collaborate on the preparation of such applications and Licensor shall consider Licensee’s comments to such applications in good faith. Licensee shall have the right to prepare pricing and reimbursement applications (including related market access submissions) pursuant to Section 2.3.3, provided that Licensor shall have the right to review applications for pricing or reimbursement approvals for scientific accuracy and Licensee shall consider Licensor’s comments to such pricing and reimbursement applications on scientific accuracy in good faith. Without limiting the foregoing, and subject to Section 2.2.6, in the event of any disagreement about Licensed Product applications for Regulatory Approval between Licensor and Licensee which may not be solved in good faith between the Parties within [***] days, either Party may refer the matter by written notice to the CEO of each Party for discussion and resolution. If the CEOs of the Parties, or their representatives, are unable to resolve such disagreement within [***] days of such written notice, then Licensee shall have the final say.

2.2.3    Licensee shall have sole responsibility for conducting communications with Regulatory Authorities for the Commercialization and Local Development of Licensed Products in the Territory, provided that Licensee shall (A) inform Licensor of such communications (in a timely manner so as to allow Licensor to comment on such communications) and shall consider in good faith and incorporate Licensor’s comments in respect of such communications and (B) to the extent permitted by Applicable Law, permit the Licensor to participate in and be present at any meetings with Regulatory Authorities.

2.2.4    All Licensee Approvals shall be owned by, and shall be the sole property and held in the name of, Licensee. Following grant of any Licensee Approval, Licensee shall send a copy of such Licensee Approval to Licensor.

2.2.5    Licensee shall notify Licensor promptly (but in no event later than [***] hours) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. Licensee (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory; provided that, to the extent practicable, prior to any implementation of such a recall, market suspension, or market withdrawal, Licensee shall consult with Licensor and shall consider Licensor’s comments in good faith. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, Licensee (or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 2.2.5, Licensee (or its Sublicensee) shall be solely responsible for the execution and all costs thereof, unless the recall, market suspension or market withdrawal is caused by Licensor (or its Affiliates’ or its subcontractors’) failing to manufacture the Licensed Product in accordance with the applicable product specifications, as set out in the Supply Agreement.

2.2.6    Product Labeling. Without limiting Sections 2.2.4 and 2.3.3, Licensee shall have the sole right to prepare and determine all labeling to be submitted for approval to the applicable Regulatory Authority (including as part of the initial MAA) as the Product Labeling for Licensed Products. Licensee shall provide to Licensor with a draft copy of such proposed Product Labeling, including updates, supplements or amendments thereto, to permit reasonable review and comment by Licensor and Licensee shall take Licensor’s reasonable and timely comments into account. Licensee shall, pursuant to Section 2.2.3, be responsible for conducting communications with the applicable Regulatory Authorities, including in respect of the Product Labeling, provided that Licensee shall not propose or submit to the Regulatory Authorities any proposed amendments, supplements or updates to the Product Labeling without the prior consultation with Licensor as provided for in this Section 2.2.6. However, in the event of any disagreement about the Product Labeling between Licensor and Licensee which may not be solved in good faith between the Parties within [***] days, either Party may refer the matter by written notice to the CEO of each Party for discussion and resolution. If the CEOs of the Parties, or their representatives, are unable to resolve such disagreement within [***] days of such written notice, then Licensee shall have the final say. Such time periods for discussion and resolution may be reduced by the Parties as required in the event they are not compatible with Regulatory Authority requirements.

2.3    Commercialization.

2.3.1    In General. Licensee (itself or through its Affiliates or Sublicensees) shall, subject to Section 2.3.7, be solely responsible for Commercialization of the Licensed Products throughout the Territory at Licensee’s own cost and expense.

2.3.2    Diligence. Licensee shall at all times use Commercially Reasonable Efforts to Commercialize the Licensed Products throughout the Territory so as to maximize Net Sales and to achieve the milestones set forth in Sections 5.2, 5.3 and 5.4. Subject to the foregoing, Licensee shall Commercialize the Licensed Product pursuant to and in accordance with the Commercialization Plan. If at any time Licensor has a reasonable basis to believe that Licensee is in breach of its obligations under this Section 2.3.2, then Licensor may so notify Licensee, specifying the basis for its belief, and, without limitation to any other right or remedy available to Licensor hereunder, at Licensor’s request, the Parties shall meet within [***] days after such notice to discuss in good faith Licensor’s concerns and Licensee’s Commercialization with respect to Licensed Product.

2.3.3    Booking of Sales; Distribution; Pricing; Reimbursements. Licensee shall, in accordance with the Accounting Principles and in a timely manner, invoice and book sales, establish all terms of sale, pricing, reimbursements, discounts, rebates and warehousing of Licensed Products, and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory. Licensee shall have the sole discretion to (i) set and negotiate the pricing and reimbursement of the Licensed Products, on a country by country basis of the Territory and the selling price of the Licensed Product in any of its transaction; and (ii) either to accept the pricing and reimbursement of the License Products as negotiated with, or required by, any Regulatory Authority in any given country of the Territory or not. The Parties further agree that in order to expedite the process for obtaining pricing and reimbursement for any Licensed Product from certain Regulatory Authorities, Licensee may need or elect to enter into HTA Standard Agreements with such Regulatory Authorities. Licensee will, to the extent relevant, seek to align such HTA Standard Agreements with this Agreement as far as possible, provided that Licensor acknowledges and agrees that with respect to the duration of confidentiality obligations and the ownership of deliverables, the terms under such HTA Standard Agreements may deviate from this Agreement.

2.3.4    Product Trademarks. Licensor shall own the Product Trademarks, [***].

2.3.5    Markings. To the extent requested by Licensor in writing and to the extent permissible by the Applicable Law, the promotional materials, packaging or Product Labeling for the Licensed Products used by Licensee and its Affiliates and Sublicensees in connection with the Licensed Products in such country shall contain (i) the Corporate Name of Licensor and (ii) the logo and corporate name of the manufacturer (if other than Licensee or an Affiliate) (collectively, the “Markings”). The manner in which the Markings are to be presented on promotional materials, packaging, and Product Labeling for the Licensed Products shall be subject to (A) prior review and approval by Licensor, and (B) Sections 3.1.3 and 6.1.4. Licensee shall not, and shall not permit its Affiliates to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Corporate Names of Licensor, and (ii) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to such Corporate Names. Licensee agrees, and shall cause its Affiliates and Sublicensees, to conform (A) to the customary industry standards for the protection of such Corporate Names, and (B) to maintain the quality standards of Licensor with respect to the goods sold and services provided in connection with such Corporate Names. Licensee shall not, and shall cause its Affiliates and Sublicensees not to, do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to such Corporate Names. Licensee shall not, and shall cause its Affiliates and Sublicensees not to, attack, dispute, or contest the validity of or ownership of such Corporate Names anywhere in the Territory or any registrations issued or issuing with respect thereto. In addition, Licensed Product shall be Commercialized bearing the corporate names and logos of Licensee or its Affiliates.

2.3.6    Commercialization Reports. Licensee shall from the Effective Date provide to Licensor, at least [***] until the [***] anniversary of the date on which there has been a First Commercial Sale of a Licensed Product in the MACE Indication in each of the Major Markets, and, thereafter at least [***], a detailed report describing (i) the Commercialization activities it has performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis, evaluating the work performed, including (A) sales force size and allocation; (B) sales force and medical affair activities; (C) the nature of promotional activities and Licensed Product sampling activities; (D) market and sales promotional programs including digital strategies and campaigns; (E) the conduct of advertising, public relations, and other promotional programs, including professional symposia and speaker and peer-to-peer activity programs used in the Commercialization of Licensed Product; (F) market access and related policy activities; (G) insights from market research (including market share data); and (H) Net Sales for Licensed Products in the Territory for the purpose of the payment of the Royalty; (ii) its Commercialization activities in process and the future activities it expects to initiate during the then-current Calendar Year, including the information described in clauses (i)(A) through (G) above and (iii) its, its Affiliates’ and Sublicensees’ expected Net Sales for Licensed Products for the following six (6) months (“Commercialization Report”). In addition, Licensee shall from the Effective Date provide to Licensor, at least once per Calendar Quarter, a high-level report of its Commercialization activities in such reporting period.

2.3.7    Commercialization Plan. Licensee shall deliver an initial plan detailing its Commercialization strategy for the Territory, including the information described in Section 2.3.6(i)(A) through (G), to the JCC for review, discussion and agreement no later than [***] months prior to the anticipated First Commercial Sale. Thereafter, Licensee shall deliver an updated plan detailing its Commercialization strategy for the Territory, including the information described in Section 2.3.6(i)(A) through (G), to the JCC for review, discussion and agreement at least [***] per Calendar Year; provided, however, that Licensee shall promptly update Licensor on material changes to the plan (including as may arise from communications with Regulatory Authorities). Without limiting the foregoing, Licensee shall consider in good faith and incorporate, to the extent reasonable, Licensor’s (including its representatives on the JSC) comments in respect of the Commercialization Plan and the Licensee’s strategy for the Commercialization of the Licensed Products.

2.3.8    Promotional Materials. The Parties shall coordinate and agree, through the Joint Commercialization Committee, on medical marketing, advertising and promotional materials, scientific materials and awareness campaigns concerning the Licensed Product and training manuals for Licensee’s medical representatives for use in the Territory, provided that all such materials for use in the Territory shall be prepared by Licensee at its own expenses. Licensee shall be fully responsible for any and all materials and manuals prepared by Licensee, any of its Affiliate or Sublicensees. Licensor shall reasonably cooperate with Licensee in the preparation of medical marketing, advertising and promotional materials, scientific materials and awareness campaigns concerning the Licensed Product and training manuals for Licensee’s medical representatives. All such promotional materials concerning the Licensed Products that are prepared for and used in the Territory shall, to the extent possible, align with Licensor’s promotional strategy globally for Licensed Product.

2.4    Supply of Licensed Products. Not later than [***] months after the Effective Date, Licensee and Licensor shall in good faith negotiate and enter into a supply agreement which shall include at least the terms and conditions set forth in Schedule 4 pursuant to which

Licensor shall supply to Licensee the Obicetrapib Product in such quantities as Licensee orders in accordance with the terms and conditions of such agreement and a related quality agreement (the “Supply Agreement”).

2.5    Subcontracting. Licensee may subcontract with (i) its Affiliates without the prior consent of Licensor and (ii) with Third Parties subject to the prior written consent of Licensor (not to be unreasonably withheld or delayed), to perform any or all of its obligations hereunder, provided that (x) no such permitted subcontracting shall relieve Licensee of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor and (y) the agreement pursuant to which Licensee engages any Third Party subcontractor must (A) be consistent in all material respects with this Agreement, (B) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement, and (C) contain terms obligating such subcontractor to permit Licensor rights of inspection, access, and audit substantially similar to those provided to Licensor in this Agreement.

2.6    Compliance with Applicable Law. Licensor shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Development of Licensed Products by Licensor hereunder. Licensor shall avoid, and shall cause its Affiliates, employees, representatives and agents, to avoid, taking, or failing to take, any actions that Licensor knows or reasonably should know would jeopardize the goodwill or reputation of Licensee. Without limitation to the foregoing, Licensor shall in all material respects conform its practices and procedures relating to the Development of the Licensed Products to any applicable industry association regulations, policies, and guidelines, as the same may be amended from time to time, and Applicable Law.

2.7    Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization and Local Development of Licensed Products by Licensee hereunder. Licensee shall avoid, and shall cause its Affiliates, employees, representatives, agents, Sublicensees and distributors to avoid, taking, or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of Licensor or the Licensed Products or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization and Local Development of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies, and guidelines, as the same may be amended from time to time, and Applicable Law.

ARTICLE 3

GRANT OF RIGHTS

3.1    Grants to Licensee. Subject to Sections 3.3, 3.4, 3.5, and the other terms and conditions of this Agreement, Licensor hereby grants to Licensee:

3.1.1    an exclusive (including with regard to Licensor and its Affiliates) license, with the right to grant sublicenses in accordance with Section 3.4, under the Licensor Patents, the Licensor Know-How and the Product Trademarks, to (i) Commercialize the Licensed Products in the Field in the Territory under one or more Regulatory Approvals and (ii) to Locally Develop Licensed Products in the Field in the Territory;

3.1.2    an exclusive (including with regard to Licensor and its Affiliates) license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 3.4, under the Regulatory Documentation that Licensor or its Affiliates Control with respect to the Licensed Products as necessary or useful for purposes of (i) Commercializing the Licensed Products in the Field in the Territory and (ii) Locally Developing the Licensed Products in the Field in the Territory; and

3.1.3    subject to Section 2.3.5 and Section 6.1.4, a non-exclusive license, with the right to grant sublicenses in accordance with Section 3.4, to use Licensor’s Corporate Names solely as required to Commercialize the Licensed Products in the Field in the Territory and for no other purpose.

The Parties agree that, subject to the terms and conditions of this Agreement, [***].

3.2    Grants to Licensor. Licensee hereby grants to Licensor:

3.2.1    an exclusive, royalty-free, sublicensable (through multiple tiers of sublicenses) license, under the Licensee Patents and the Licensee Know-How, including any related Information for the purposes of performing or exercising the Retained Rights; and

3.2.2    an exclusive, royalty-free license and right of reference, with the right to grant sublicenses and further rights of reference, to all Regulatory Approvals obtained or maintained by the Licensee pursuant to this Agreement and all the Regulatory Documentation that Licensee or its Affiliates Control or will Control during the Term (including any data generated through Local Development), to the extent useful to perform or exercise the Retained Rights.

3.3    Restrictions.

3.3.1    For the avoidance of doubt, the licenses granted in Section 3.1 do not permit Licensee to (i) Manufacture (or have Manufactured), (ii) Develop (or have Developed) other than Locally Develop, or (iii) otherwise Exploit the Licensed Compound or Licensed Products other than pursuant to the terms and conditions of this Agreement.

3.3.2    Without limitation to Section 3.3.1, Licensee shall not, and shall not permit any of its Affiliates, Sublicensees or any of its or their distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (i) to any Person for use outside the Territory or (ii) to any Person in the Territory that Licensee or any of its Affiliates, Sublicensees or any of its or their distributors knows: (x) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for use outside the Territory or assist another Person to do so, or (y) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for use outside the Territory or assisted another Person to do so. If Licensee or its Affiliates receives or becomes aware of the receipt of any orders for any Licensed Product for use outside the Territory, such Person shall refer such orders to Licensor. Licensee shall cause its Affiliates, Sublicensees or any of its or their distributors to notify Licensor of any receipt of any orders for any Licensed Product for use outside the Territory.

3.4    Sublicenses.

3.4.1    Right to Grant Sublicenses. Licensee shall have the right to grant sublicenses or further rights of reference, through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 3.1, to (i) its Affiliates without the prior consent of Licensor and (ii) other Persons subject to the prior written consent of Licensor (not to be unreasonably withheld or delayed). Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, including the records and audit provisions in Sections 5.13 and 5.14. Licensee hereby guarantees the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein, and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such permitted sublicenses, in any event, must be consistent in all material respects with this Agreement and contain terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement. A copy of any sublicense agreement executed by Licensee shall be provided to Licensor within [***] days after its execution, provided that the financial terms may be redacted to the extent not pertinent to an understanding of a Party’s obligations or benefits thereunder.

3.4.2    Termination of Sublicenses. In the event of termination of this Agreement, in whole or in part, with respect to any Terminated Territory or in its entirety, any sublicense granted by Licensee pursuant to this Section 3.4 shall automatically be deemed to terminate to the same extent as the license or other rights granted by Licensor to Licensee in Section 3.1, and the other terms and conditions of this Agreement, terminate.

3.5    Retention of Rights; Limitations Applicable to License Grants.

3.5.1    Retained Rights of Licensor. Notwithstanding anything to the contrary in this Agreement, and without limitation to any rights granted or reserved to Licensor pursuant to any other term or condition of this Agreement, Licensor hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensees, sublicensees and contractors) all right, title and interest in and to the Licensor Patents, the Licensor Know-How and the Corporate Names, and all regulatory approvals, INDs, Regulatory Data and Regulatory Documentation that Licensor or its Affiliates Control or will Control, in each case, for purposes of performing or exercising the Retained Rights.

3.5.2    No Other Rights Granted by Licensor. Except as expressly provided herein and without limiting the foregoing, Licensor grants no other right or license, including any rights or licenses to the Licensor Patents, the Licensor Know-How, the Regulatory Documentation that Licensor or is Affiliates Control or will Control, the Licensor Corporate Names, or any other Patent or intellectual property rights not otherwise expressly granted herein.

3.5.3    No Other Rights Granted by Licensee. Except as expressly provided herein, Licensee grants no other right or license, including any rights or licenses to the Licensee

Patents, the Licensee Know-How, the Regulatory Documentation that Licensee or is Affiliates Control or will Control, or any other Patent or intellectual property rights not otherwise expressly granted herein.

3.6    Exclusivity with Respect to the Territory.

3.6.1    For a period of [***] ([***]) years as of the relevant First Commercial Sale, Licensee, on a country by country basis of the Territory, shall not, and shall cause its Affiliates not to (i) directly or indirectly, develop, commercialize or manufacture any Competing Product, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product.

3.6.2

(i)    Licensor shall not, and shall cause its Affiliates not to (x) directly or indirectly, seek Regulatory Approval for, or promote, in the Cardiovascular Field any product containing the Licensed Compound in any country in the Territory, or (y) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, seek Regulatory Approval for, or to promote, market, distribute, import or sell in the Cardiovascular Field any product containing the Licensed Compound in any country in the Territory. Regardless of whether a [***] (as hereinafter defined) falls within the definition of Cardiovascular Field or not, the restrictions in (x) and (y) shall also apply to a product that is a [***].

(ii)    Notwithstanding Section 3.6.2(i), in the event that Licensor is interested in Developing [***] with Licensor. In the event that Licensee notifies Licensor that it would like to participate in such co-Development, the Parties shall negotiate in good faith the economics and other terms in respect of such co-Development and the subsequent Commercialization of such [***] in the Territory. For clarity, Licensee shall have no obligation to agree to any such arrangement. In the event that the Parties are unable to find an agreement with respect to such co-Development pursuant to this Section 3.6.2(ii), the restrictions in Section 3.6.2(i) shall continue to apply to Licensor.

ARTICLE 4

GOVERNANCE

4.1    Joint Development Committee. Within [***] ([***]) Business Days after the Effective Date, the Parties shall establish a committee consisting of [***] in order to discuss the Development of the Licensed Products (the “JDC”). The JDC shall meet [***] per Calendar [***], unless the JDC or JSC agrees otherwise. Unless otherwise agreed, meetings of the JDC shall be held virtually. The JDC shall be a forum:

4.1.1    to discuss Licensor’s Development of Licensed Products and the then-current Development Plan, provided that Licensor shall at all times have sole control over and decision making in respect of the Development of Licensed Products and the Development Plan; for this purpose, Licensor shall send to Licensee on a [***] basis a detailed status update report on the development activities (recruitment status, blinded/un-blinded analysis, audit reports, timelines and budget for study completion, etc.).

4.1.2    for Licensee to propose its Local Development activities in accordance with Section 2.1.2, which such proposal shall (i) be provided, as promptly as practicable but in any event no less than [***] months before the anticipated commencement date of such Local Development and (ii) be accompanied by a detailed plan of the Local Development, including its proposed size, design and protocol;

4.1.3    for Licensee to update Licensor on its overall Local Development strategy and for the Parties to discuss such strategy in accordance with Section 2.1.2(iii); and

4.1.4    to discuss regulatory activities and strategies in relation to the Licensed Product as contemplated in Section 2.2.

4.2    Joint Commercialization Committee. Within [***] ([***]) Business Days after the Effective Date, the Parties shall establish a committee consisting of [***] in order to discuss and develop a strategy for the Territory with respect to marketing, public relations and promotion of Licensed Products (the “JCC”). The JCC shall meet [***] per Calendar [***] from the Effective Date until the date that is [***] ([***]) year before the anticipated commercial launch of the first Licensed Product in the Territory, unless the JCC or JSC agrees otherwise. Unless otherwise agreed, meetings of the JCC shall be held virtually. The JCC shall be a forum:

4.2.1    to discuss and review the Commercialization Reports prepared in accordance with Section 2.3.6;

4.2.2    to discuss, review and agree the initial plan outlining Licensee’s Commercialization strategy prepared in accordance with Section 2.3.7;

4.2.3    to discuss, review and agree updates to the then-current Commercialization Plan prepared in accordance with Section 2.3.7;

4.2.4    to discuss, review and agree on the medical marketing, advertising and promotional materials, scientific materials and awareness campaigns to be used in the Territory concerning the Licensed Product in accordance with Section 2.3.8;

4.2.5    to discuss, review and coordinate on the Product Trademark and other brand and logo presentations for the Licensed Product globally, which to the extent possible, shall be aligned to the global trademark and policy for the Licensed Product, provided that Licensor shall, subject to Section 2.3.4, have final decision making and discretion to determine the Product Trademark and the global trademark policy; and

4.2.6    to discuss the global strategy with respect to the pricing and reimbursement of the Licensed Products globally, including (i) to assess the commercial viability of the Obicetrapib franchise globally outside the Territory, (ii) in order for Licensor to align on regulatory, manufacturing and COGS strategy globally and (iii) presenting the sequencing of pricing and reimbursements processes across countries globally, provided that in accordance with Section 2.3.3 and notwithstanding this Section 4.2.6, Licensee shall have the sole discretion to negotiate and set the pricing and reimbursement of the Licensed Products in the Territory and to determine the Licensed Product selling price in all of its transactions. For the avoidance of doubt, in no event will the foregoing discussions give Licensor the right to influence Licensee’s discretion to negotiate and set the pricing and reimbursement of the Licensed Products in the Territory and to determine the Licensed Product selling price in all of its transactions.

4.3    Joint Steering Committee. Within [***] ([***]) Business Days after the Effective Date, the Parties shall establish a committee consisting of 6 in order to provide a forum to discuss high-level issues pertaining to the collaboration between the Parties and to provide instruction and feedback to the JDC and JCC (the “JSC”). The JSC shall meet [***] per Calendar [***], unless otherwise agreed by the JSC. Unless otherwise agreed, meetings of the JSC shall be held virtually.

4.4    General Provisions Applicable to the Committees.

4.4.1    Consolidation of Committees. Upon Parties’ agreement, one or more JDC or JCC meetings may be consolidated into meetings of the JSC. In such cases, the responsibilities of the JDC or JCC, as the case may be, shall be handled by the JSC.

4.4.2    Chairperson. From time to time, each Party may substitute one or more of its representatives to a Committee on written notice to the other Party. Licensor shall select from its representatives the chairperson for each Committee, which chairperson may be changed from time to time, on written notice to Licensee.

4.4.3    Meetings and Minutes. The chairperson of each Committee shall be responsible for calling meetings on no less than [***] Business Days’ notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [***] Business Days in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] Business Days in advance of the applicable meeting; provided that under exigent circumstances requiring input by a Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed). The chairperson of each Committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] Business Days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the applicable Committee.

4.4.4    Procedural Rules. Each Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of each Committee shall exist whenever there is present at a meeting at least [***] representative appointed by each Party. Representatives of the Parties on each Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed. Subject to Section 4.4.5 and the other terms and conditions of this Agreement, each Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least [***] representative appointed by each Party. Employees or consultants of a Party who are not representatives of the Parties on a Committee may attend meetings of such Committee; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the Committee and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 8.

4.4.5    Limitation on Authority. Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the Committees, including (i) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Section 12.8 or compliance with which may only be waived as provided in Section 12.11) and (ii) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement that are not required by this Agreement to be considered by a Committee prior to the exercise of such consent, approval or other decision-making authority.

4.4.6    Disbandment. Each Committee shall continue to exist until the Parties mutually agreeing to disband such Committee.

ARTICLE 5

PAYMENTS AND RECORDS

5.1    Upfront Payment. No later than [***] Business Days following the Effective Date, Licensee shall pay Licensor an upfront amount equal to one hundred and fifteen million euros (€115,000,000). Such payment shall be nonrefundable and noncreditable against any other payments due hereunder and split among the countries of the Territory as follows:

(i)    [***];

(ii)    [***];

(iii)    [***].

5.2    Clinical Success Milestones. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to Licensor a milestone payment within [***] days after the achievement of each of the following milestones (the “Clinical Success Milestones”), calculated as follows:

5.2.1    upon completion of a pivotal registration clinical trial provided that: [***];

5.2.2    upon completion of a cardiovascular outcomes Phase III clinical trial of a Licensed Product provided that: [***]; and

5.2.3    upon completion of a clinical trial [***] for the administration of the Licensed Compound and ezetimibe provided that: [***].

5.3    Regulatory Milestones. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to Licensor a milestone payment within [***] days after the achievement of each of the following milestones (the “Regulatory Milestones”), calculated as follows:

5.3.1    [***];

5.3.2     [***];

5.3.3     [***];

5.3.4     [***];

5.3.5     [***]; and

5.3.6    upon the grant of a Regulatory Approval by EMA or MHRA for the Ezetimibe Fixed Dose Combination Product in any indication, [***].

Each milestone payment in this Section 5.3 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product.

5.4    Commercial Launch Milestones. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions set forth in this Agreement, Licensee shall pay, only once throughout the Term, to Licensor a milestone payment within [***] days after the achievement by Licensee, its Affiliates or Sublicensees, of each of the following milestones (the “Commercial Launch Milestones”), calculated as follows:

5.4.1    upon the First Commercial Sale of a Licensed Product following receipt of a Regulatory Approval in the Lipid-Lowering Indication in:

(i)    [***];

(ii)    [***];

(iii)    [***];

(iv)    [***]; and

(v)    [***],

which such milestones may be achieved individually, so that, for example, if a First Commercial Sale is made in France without a First Commercial Sale being made in Germany, the milestone payment for France shall be payable.

5.4.2    upon the First Commercial Sale of a Licensed Product following receipt of a Regulatory Approval in the MACE Indication in:

(i)    [***];

(ii)    [***];

(iii)    [***];

(iv)    [***]; or

(v)    [***],

which such milestones may be achieved individually, so that, for example, if a First Commercial Sale is made in France without a First Commercial Sale being made in Germany, the milestone payment for France shall be payable.

[***].

5.4.3    upon the First Commercial Sale of the Ezetimibe Fixed Dose Combination Product following receipt of a Regulatory Approval in any indication in:

(i)    [***];

(ii)    [***];

(iii)    [***];

(iv)    [***]; or

(v)    [***],

which such milestones may be achieved individually, so that, for example, if a First Commercial Sale is made in France without a First Commercial Sale being made in Germany, the milestone payment for France shall be payable.

(A) If a milestone in Section 5.4.3 is achieved in a country, and [***].

(B) If a milestone in Section 5.4.3 is achieved in a country, and [***].

5.5    Commercial Sales Milestones.

5.5.1    In partial consideration of the license rights granted by Licensor to Licensee hereunder, subject to Section 5.5.2, in the event that the aggregate of all Net Sales of all Licensed Products during a Calendar Year exceeds a threshold (each, a “Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below for such [***] month period (the “Commercial Sales Milestone Table”), Licensee shall pay to Licensor a milestone payment in the corresponding amount set forth in the right-hand column of the Sales-Based Milestone Table (the “Commercial Sales Milestones”). In the event that more than one Net Sales Milestone Threshold is exceeded, Licensee shall pay to Licensor a separate

Commercial Sales Milestone with respect to each Net Sales Milestone Threshold that is exceeded. Each such milestone payment shall be due within [***] days of the end of the Calendar Quarter in which such milestone was achieved.

Net Sales Milestone Threshold	Payment Amount
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

5.5.2    Notwithstanding anything contained in Section 5.5.1, each milestone payment in Section 5.5.1 shall be payable only upon the first achievement of such milestone, and no amounts shall be due for subsequent or repeated achievements of such milestone.

5.6    Milestones. All payments for Milestones shall be nonrefundable and noncreditable against any other payments due hereunder.

5.7    Royalties.

5.7.1    Royalty Rates. As further consideration for the rights granted to Licensee hereunder commencing upon the First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to Licensor a royalty on Net Sales of each Licensed Product in the Territory during each Calendar Year at the following rates:

Net Sales in the Territory of all Licensed Products	Royalty Rate
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year equal to or less than [***]	[	***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year greater than [***] but equal to or less than [***]	[	***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year greater than [***] but equal to or less than [***]	[	***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year greater than [***] but equal to or less than [***]	[	***]
For that portion of aggregate Net Sales of all Licensed Products in the Territory during a Calendar Year greater than [***]	[	***]

5.7.2    Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

5.7.3    Royalty Step Downs.

(i)    [***]

(ii)    [***]

(iii)    [***]

5.8    Royalty Payments and Reports. Licensee shall calculate all amounts payable to Licensor pursuant to Section 5.7 at the end of each Calendar Quarter, which amounts shall be converted to euros (€), in accordance with Section 5.10. Licensee shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a statement of the amount of gross sales and Net Sales of each Licensed Product in each country of the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to euros) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Licensee.

5.9    Party Discussions. Should, at any time before the expiration of the Royalty Term, on a country by country basis:

5.9.1     a Party reasonably determine that [***]; or

5.9.2    without prejudice to Section 5.7.3(i), [***],

upon notification of either such event by one Party to the other, the Parties shall [***].

5.10    Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of euros (€) in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than euros (€)), a Party shall convert any amount expressed in a foreign currency into euro (€) equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with the Accounting Principles. Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to Licensor hereunder.

5.11    Taxes. The costs for development, milestones and royalties payable by Licensee to Licensor pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law in the Territory towards Licensee or any Sublicensee. Except as provided in this Section 5.11, Licensor shall be solely responsible for paying any income and other taxes arising with respect to any Payment. If any Payment is subject to withholding tax, the Licensor and Licensee shall use commercially reasonable efforts to perform all acts (including by executing all appropriate documents) so as to enable Licensor to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Licensee and/or any Sublicensee shall pay the applicable withholding or similar tax to the appropriate government authority, Licensee shall deduct the above paid amounts from the amount due Licensor, and shall provide to Licensor evidence of such payments within [***] days following such payment.

5.12    Interest on Late Payments.

5.12.1    If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

5.12.2    Notwithstanding any other provision herein, if during any period for which interest is payable pursuant to Section 5.12.1, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under Applicable Law would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by a Party in connection with this Agreement under Applicable Law (the “Maximum Rate”), the other Party shall not be obligated to pay, and a Party shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

5.13    Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Licensee, its Affiliates and Sublicensees until the later of (i) [***] years after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

5.14    Audit. At the request of Licensor, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent auditor designated by Licensor and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice which, in no event, shall be less than [***] Business Days in advance, to audit the books and records maintained pursuant to Section 5.13 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by Licensor, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 5.15 below, if such audit concludes that (x) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.12, or (y) excess payments were made by Licensee, Licensor shall reimburse such excess payments, in either case ((x) or (y)), within [***] days after the date on which such audit is completed by Licensor.

5.15    Audit Dispute. In the event of a dispute with respect to any audit under Section 5.14, Licensor and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Arbitrator”). The decision of the Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne by Licensor, unless the Arbitrator identifies a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the arbitration. Not later than [***] days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.12, or Licensor shall reimburse the excess payments, as applicable.

5.16    Confidentiality. Licensor shall treat all information subject to review under this Article 5 in accordance with the confidentiality provisions of Article 8 and the Parties shall cause the Arbitrator to enter into a reasonably acceptable confidentiality agreement with Licensee obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1    Ownership of Intellectual Property.

6.1.1    Ownership of Technology.

(i)    Licensor shall own and retain all right, title and interest in and to any and all Licensor Know-How and Licensor Patents and Licensee shall own and retain all right, title and interest in and to any and all Licensee Know-How and Licensee Patents.

(ii)    Each Party shall own and retain all right, title and interest in and to any and all: (a) Information and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its or their Sublicensees) under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto; and (ii) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Sections 3.1 and 3.2) by such Party or any of its Affiliates or its or their sublicensees outside of this Agreement.

6.1.2    United States Law. The determination of whether Information and other inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect the ownership provided for in Section 6.1.1

6.1.3    Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise.

6.1.4    Ownership of Corporate Names. As between the Parties, Licensor shall retain all right, title and interest in and to its Corporate Names.

6.2    Maintenance and Prosecution of Patents.

6.2.1    Patent Prosecution and Maintenance of Licensor Patents. Licensor shall use, and shall, as applicable, cause its Affiliates to use, commercially reasonable efforts to prosecute and maintain all Licensor Patents within the Licensor Patent families [***], [***], [***], and [***] (such Licensor Patent families, the “Main Licensor Patents”) in the Territory, which activities shall be at [***]. Licensor or its Affiliates shall use commercially reasonable efforts to prosecute and maintain any Main Licensor Patent in any country in the Territory [***], provided that in the event that Licensor or its Affiliates do not use commercially reasonable efforts so to prosecute or fail so to maintain any Main Licensor Patent in any country in the Territory, Licensee shall have the right to assume the control and direction of the prosecution and maintenance of such Main Licensor Patent in Licensor or, as applicable, its Affiliates’ name in the applicable country(ies) of the Territory, at Licensor’s expense, provided Licensor shall be responsible only for Licensee’s reasonable out-of-pocket expenses in respect thereof. Furthermore, Licensor shall have the right, but not the obligation, to prepare, file, prosecute, and maintain all other Licensor Patents in the Territory, and in the event Licensor decides to exercise such right, Licensor shall thereafter use, and shall cause its Affiliates to use, during the Royalty Term, commercially reasonable efforts to prepare, file, prosecute, and maintain such other Licensor Patents in the Territory, which activities shall be at Licensor’s sole expense. Licensor shall keep Licensee reasonably informed with regard to the preparation, filing, prosecution, and maintenance of Licensor Patents in the Territory including by providing Licensee with a draft copy of all applications and responses to official actions sufficiently in advance of filing such applications or responding to such official actions to permit reasonable review and comment by Licensee and shall take Licensee’s reasonable and timely recommendations into account. In the event that Licensor decides not to file, prosecute, or maintain a Licensor Patent other than the Main Licensor Patent and to abandon the invention covered by such Licensor Patent in a country in the Territory, Licensor shall provide reasonable prior written notice to Licensee of such intention, and Licensee shall thereupon have the right, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent in its name and/or, in any case, at its expense in such country. In such an event, Licensor shall reasonably cooperate with Licensee in such country to transfer the ownership of such Patent to Licensee and/or, in any case, as provided under Section 6.2.3.

6.2.2    Patent Prosecution and Maintenance of Licensee Patents. Licensee shall have the right, but not the obligation, to prepare, file, prosecute, and maintain the Licensee Patents worldwide, at Licensee’s sole cost and expense. Licensee shall keep Licensor reasonably informed with regard to the preparation, filing, prosecution, and maintenance of Licensee Patents in the Territory including by providing Licensor with a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by Licensor and shall take Licensor’s reasonable and timely recommendations into account. In the event that Licensee decides not to file, prosecute, or maintain a Licensee Patent and to abandon the invention covered by such Licensor Patent in a country in the Territory, Licensee shall provide reasonable prior written notice to Licensor of such intention, and Licensor shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent that covers the abandoned invention at its expense in such country. In such event, Licensee shall reasonably cooperate with Licensor in such country as provided under Section 6.2.3.

6.2.3    Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the Licensor Patents and Licensee Patents in the Territory under this Agreement. In the event that Licensee elects to exercise the right to assume the control and direction of the preparation, filing, prosecution, and maintenance of a Licensor Patent in Licensor’s name in the Territory in accordance with Section 6.2.1, Licensee shall notify Licensor in writing of such intention and Licensor shall, and shall cause its Affiliates to, immediately give Licensee authority to file, prosecute, and maintain such Licensor Patent by issuing one or more powers of attorney and any other instrument as required under Applicable Law to enable Licensee to do so. In the event that Licensor intends to exercise the right to assume the control and direction of the preparation, filing, prosecution, and maintenance of a Licensee Patent in Licensee’s name in the Territory in accordance with Section 6.2.2, Licensor shall notify Licensee in writing of such intention and Licensee shall immediately give Licensor authority to file, prosecute, and maintain such Licensee Patent by issuing one or more powers of attorney and any other instrument as required under Applicable Law to enable Licensor to do so.

6.2.4    Patent Term Extension and Supplementary Protection Certificate. [***]. Licensee shall provide prompt and reasonable assistance, as requested by Licensor, including by taking such action as regulatory approval holder as is required under any Applicable Law, to obtain any such supplementary protection certificate. Except for the foregoing, Licensor shall have the sole right to make decisions regarding patent term extensions for Licensor Patents in any country outside the Territory.

6.2.5    Patent Listings. Licensor shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to Licensor Patents, including as required or allowed under the national implementations of Article 10.1 of Directive 2001/EC/83 or any equivalent provision in the UK.

6.3    Enforcement of Patents.

6.3.1    Enforcement of Licensor Patents and Licensee Patents. Each Party shall promptly notify the other Party in writing of any current or threatened infringement, whether actual or alleged, of the Licensor Patents or Licensee Patents by a Third Party in the Territory of which such Party becomes aware (including any current or threatened infringement based on the development, commercialization, or an application to market a Licensed Compound or Licensed Product in the Territory (the “Product Infringement”)). As between the Parties, Licensor shall have the first right, but not the obligation, to prosecute any infringement of the Licensor Patents in the Territory at its sole expense and, in the event Licensor exercises such right, Licensor shall use, and shall, as applicable, cause its Affiliates to use, during the Royalty Term, commercially reasonable efforts to prosecute any such infringement; provided that Licensee shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; and provided, further, that Licensor shall retain control of the prosecution of such claim, suit, or proceeding. If Licensor does not take, during the Royalty Term, commercially reasonable steps in the circumstances to prosecute the current or threatened infringement in the Territory with respect to Licensor Patents (i) within (a) [***] days for current infringement or (b) [***] days for threatened infringement, in each case (a) or (b) following the first notice provided above with respect to such infringement, or (ii) [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions (provided such date occurs after the first such notice of infringement is provided), whichever (i) or (ii) comes first, then, [***].    As between the Parties, Licensee shall have the right, but not the obligation, to prosecute any infringement of the Licensee Patents in the Territory at its sole expense; provided that Licensor shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; and provided, further, that Licensee shall retain control of the prosecution of such claim, suit, or proceeding.

6.3.2    Generic Competition. Notwithstanding the foregoing, if either Party reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged MMA that refers or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such filing may infringe the Licensor Patents or Licensee Patents, it shall notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based within [***] days of the date of receipt and any legal action as a result of such certification shall be treated as a Product Infringement in accordance with forth in Section 6.3.1.

6.3.3    Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 6.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 6.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

6.3.4    Recovery. Any recovery realized as a result of such litigation described in Section 6.3.1 or 6.3.2 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). The balance of any such recoveries shall be retained or provided to Licensee and included in calculation of Net Sales for the relevant Licensed Product.

6.4    Infringement Claims by Third Parties. If the import, Commercialization or use of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging the infringement or misappropriation by Licensee (or its Affiliates or Sublicensees) of any Patent, trade secret, Trademark, or other intellectual property right of a Third Party in any country in the Territory (such right, a “Third Party Right”), Licensee shall promptly notify Licensor thereof in writing. Without prejudice to Licensee’s on-going right to enter into Third Party Licenses pursuant to Section 6.6:

6.4.1     in respect of any such claim, suit, or proceeding, Licensee will have the first right, but not the obligation, prior to any litigation or arbitration (or similar) being initiated in respect thereof, to conduct the interactions with such Third Party to determine the appropriate steps to take, including, where applicable, whether to enter into negotiations for a Third Party License in respect of such Third Party Right pursuant to Section 6.6. Licensee shall (i) conduct such interactions and determine such steps in consultation with Licensor, taking into account Licensor’s reasonable inputs, and (ii) in good faith take into account the interests of both Licensee and Licensor and the Parties’ common interest to preserve the commercial viability of the relevant Licensed Product, including the Licensor’s interests and global strategy in respect of the defense and enforcement of its Patent portfolio relating to the Licensed Compound and the Licensed Products; and (iii) not be permitted to settle such claim, suit, or proceeding without the prior written consent of Licensor (which consent shall not be unreasonably withheld or delayed); and

6.4.2    Licensor shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding in litigation or arbitration (or similar)

from initiation of such proceedings onwards, at its own expense, using counsel of its own choice.    Licensee may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if Licensee finds it necessary or desirable to join Licensor as a party to any such action, Licensor shall execute all papers and perform such acts as shall be reasonably required under Applicable Law, at Licensee’s expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceedings and Licensor shall, to the extent and as it relates to Licensee’s interests in the Territory (i) conduct such defense in consultation with Licensee, taking into account Licensee’s reasonable inputs; and (ii) not be permitted to settle such claim suit, or proceeding without the prior written consent of Licensee (which consent shall not be unreasonably withheld or delayed). If Licensor elects not to defend or control the defense of or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding within such time periods so that Licensee is not prejudiced by any delays, Licensee may conduct and control the defense of any such claim, suit or proceeding at its own expense. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. Without prejudice to the remedies available to Licensee under this Agreement in case of breach of the warranty set forth in Section 9.1.7, Section 5.7.3(ii) shall apply in the event that Licensee is obliged to make a payment to a Third Party with respect to a Third Party Right that results from the settlement of a claim, suit or proceeding other than through entering into such a Third Party License pursuant to Section 6.6 or a successful claim, suit, or proceeding by such Third Party alleging the import, Commercialization or use of a Licensed Product in the Territory pursuant to this Agreement by Licensee (or its Affiliates or Sublicensees) infringes or misappropriates a Third Party Right. Any recoveries of any sanctions awarded against a Third Party asserting a claim being defended under this Section 6.4 shall be applied first to reimburse Licensor or, if Licensor fails to defend such claim, Licensee for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings. The balance of any such recoveries shall be provided to or, as the case may be, retained by Licensee and included in calculation of Net Sales for the relevant Licensed Product.

6.5    Invalidity or Unenforceability Defenses or Actions.

6.5.1    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensor Patents or Licensee Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

6.5.2    Licensor Patents and Licensee Patents. Licensor shall use, and shall, as applicable, cause its Affiliates to use, commercially reasonable efforts to defend and control the defense of the validity and enforceability of the Main Licensor Patents at [***] expense in the Territory. Licensor shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensor Patents other than the Main Licensor Patents at [***] expense in the Territory and, if Licensor elects to exercise such right, Licensor shall use, and shall, as applicable, cause its Affiliates to use, during the Royalty Term, commercially reasonable efforts to defend and control the defense. Licensee may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at [***] expense; provided that Licensor shall retain control of the defense in such claim, suit, or proceeding.

Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents at [***] expense in the Territory, provided that Licensee shall not challenge validity and enforceability of the Licensor Patents in its defense of the Licensee Patents. Licensor may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at [***] expense; provided that Licensee shall retain control of the defense in such claim, suit, or proceeding.

6.5.3    Cooperation. Each Party shall, and shall, as applicable, cause its Affiliates to, assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 6.5, including by being joined as a party defendant (and as a party plaintiff, in case of a counterclaim) in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall, and shall, as applicable, cause its Affiliates to, consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 6.5, each Party shall consult with the other as to the strategy for the defense of the Licensor Patents and Licensee Patents.

6.6    Third Party Licenses. If in the reasonable opinion of Licensee, the import, Commercialization or use of any Licensed Product by Licensee, any of its Affiliates, or any of its or their Sublicensees infringes or misappropriates any Third Party Right in any country in the Territory, such that Licensee, any of its Affiliates or any of its or their Sublicensees cannot import, Commercialize or use such Licensed Product in such country without infringing or misappropriating such Third Party Right, then Licensee shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for Licensee and its Affiliates, and its and their Sublicensees to import, Commercialize or use such Licensed Product in such country (such license, a “Third Party License”); provided that (i) as between the Parties, Licensee shall, subject to Section 5.7.3(ii), and without prejudice to the remedies available to Licensee under this Agreement in case of breach of the warranty set forth in Section 9.1.7, bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such Third Party License, (ii) any such Third Party License shall be limited to the Field in the Territory, and (iii) Licensee shall obtain the written consent of Licensor prior to entering into any such Third Party License (such consent not to be unreasonably withheld or delayed).

6.7    Product Trademarks.

6.7.1    Ownership and Prosecution of Product Trademarks. Licensor shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof; provided that Licensor shall consider in good faith any input provided by Licensee through the JCC in good faith. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by Licensor. Licensee shall provide all assistance and documents reasonably requested by Licensor in support of its prosecution, registration, and maintenance of the Product Trademarks.

6.7.2    Enforcement of Product Trademarks. Licensor shall have the sole right and responsibility for taking such action as Licensor, after consultation with Licensee, deems necessary against a Third Party based on any alleged actual or threatened infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensor shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 6.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. Subject to the foregoing, Licensee may elect at its expense to participate in the enforcement of the Product Trademarks in the Territory at its own expense. In the event that Licensor fails to assume responsibility for such enforcement within [***] days after becoming aware of it, then, [***].

6.7.3    Third Party Claims. Without prejudice to Section 5.7.3(ii), Licensor shall have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensor shall bear the costs and expenses relating to any defense commenced pursuant to this Section 6.7.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

6.7.4    Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 6.7.

ARTICLE 7

PHARMACOVIGILANCE AND SAFETY

7.1    Pharmacovigilance. The management and exchange of safety information and adverse event data in respect of the Licensed Products, shall be agreed in a separate pharmacovigilance agreement, to be entered into prior to the anticipated First Commercial Sale of Licensed Product in the Territory.

7.2    Global Safety Database. Licensor shall set up, hold, maintain and own the global safety database for Licensed Products at its sole costs.

ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

8.1    Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a

Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensor Know-How), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, any Information generated by Licensee through Local Development shall be the Confidential Information of both Parties. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 8.1 with respect to any Confidential Information shall not include any information that:

8.1.1    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

8.1.2    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply to Information which is the Confidential Information of both Parties;

8.1.3    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

8.1.4    has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

8.1.5    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information provided that the foregoing exception shall not apply to Information which is the Confidential Information of both Parties.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.2    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

8.2.1    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

8.2.2    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for regulatory approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

8.2.3    made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

8.2.4    made by the receiving Party or its Affiliates or Sublicensees to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Products or the Retained Rights, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such persons shall be subject to commercially reasonable obligations of confidentiality and non-use with respect to such Confidential Information; or

8.2.5    made by Licensor to potential or actual investors or acquirers as may be necessary or useful in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such persons shall be subject to commercially reasonable obligations of confidentiality and non-use with respect to such Confidential Information; or

8.2.6    made by Licensor in compliance with regulations or conditions promulgated by securities exchanges for prospective listed entities and financial transparency regulations, including in connection with prospective listing on securities exchanges.

8.3    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

8.4    Public Announcements. The Parties shall agree upon the content of a joint press release, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

8.5    Publications. Licensee and its Affiliates shall not publish or otherwise publicly disclose the results of any Development of the Licensed Products or any other results of, and other information regarding, activities under this Agreement, including through oral presentations and abstracts (excluding publications made through Patent application processes, which shall be subject to the other provisions of this Agreement). Licensor shall be permitted to publish any Development of the Licensed Products or any other results of, and other information regarding, activities under this Agreement, including through oral presentations and abstracts, provided such publications are subject to reasonable controls to protect Licensee’s Confidential Information.

8.6    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one or more Terminated Territories but not in its entirety, solely to the extent relating to such Terminated Territories) to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.1.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1    Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

9.1.1    Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

9.1.3    Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4    No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

9.1.5    Additional Representations and Warranties of Licensor. Except as set forth in Schedule 6, Licensor further represents and warrants to Licensee, as of the Effective Date, and covenants, as follows:

9.1.6    Licensor Controls the Existing Patents and the licensed rights granted to Licensee hereunder as of the Effective Date and has the right to grant all the licenses specified herein to Licensee.

9.1.7    Licensor has not received any written claim or demand alleging that (i) the Existing Patents or the Licensor Know-How are invalid or unenforceable and, to Licensor’s Knowledge no Third Party has challenged or threatened to challenge the scope, validity or enforceability of any Licensor Patents (including, by way of example, through opposition or the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign authority), or (ii) the Development or Commercialization of the Licensed Compound or Licensed Products as contemplated herein infringes or misappropriates any Third Party Right.

9.1.8    To Licensor’s Knowledge, no Person is infringing or threatening to infringe the Existing Patents or misappropriating or threatening to misappropriate the Licensor Know-How in the Field.

9.1.9    To Licensor’s Knowledge, the Existing Patents are a complete and accurate list of the Patents Controlled by Licensor in the Territory that are necessary or reasonably useful for Licensee to Commercialize the Licensed Products in the Territory in accordance with this Agreement.

9.1.10    Licensor has not granted, and shall not grant, any right to any Third Party which would conflict with the rights granted to Licensee hereunder.

9.1.11    Licensor shall not enter into any agreement with any Third Party that would conflict with, limit or restrict the rights granted to Licensee under this Agreement.

9.1.12    To Licensor’s Knowledge, Licensor has materially complied, or timely cured any noncompliance, with all Applicable Laws, including: (i) any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensor Patents; and (ii) any applicable anti-bribery and anti-corruption laws.

9.1.13    Except as set forth in Schedule 6, Licensor has obtained from all inventors of Licensor Patent valid and enforceable agreements assigning to Licensor each such inventor’s entire right, title and interest in and to all such Licensor Patent.

9.1.14    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Licensor contained in this Agreement, all materials prepared by Licensor and provided by Licensor to Licensee and all materials prepared by any Third Party and provided by Licensor to Licensee do not, to Licensor’s Knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.1.15    All information and data included in the electronic data room (hosted by [***] at [***]) made available to Licensee by Licensor prior to the Effective Date, as well as the information delivered to Licensee further to Licensee specific question to Licensor with respect to the aforesaid information or data is true and correct (subject to any possible redactions to such information or data) in all material respects.

9.2    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.3    Anti-Bribery and Anti-Corruption Compliance.

9.3.1    Either Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) that for the performance of its obligations hereunder:

(i)    The Representatives shall not directly or indirectly pay, offer or promise to pay or authorize the payment of any money or give, offer or promise to give or authorize the giving of anything else of value, to: (a) any Government Official in order to influence official action; (b) any Person (whether or not a Government Official) (1) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such Person for acting improperly or (3) where such Person would be acting improperly by receiving the money or other thing of value; (c) any Person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (d) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly.

(ii)    The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

9.3.2    Either Party’s Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws.

9.3.3    Either Party shall promptly provide the other Party with written notice of the following events occurred in the performance of the Agreement : (i) upon becoming aware of any breach or violation by it or its Representatives of any representation, warranty or undertaking set forth in Sections 9.3.1 and 9.3.2; or (ii) upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.

9.3.4    On the occurrence of any of the following events in connection with the subject matter of this Agreement: (A) either Party becomes aware that the other Party (or any of its Representatives) is finally proved to have breached or violated any representation, warranty or undertaking in Sections 9.3.1 and 9.3.2 or of the Anti-Corruption Laws; or (B) either Party receives notice under Section 9.3.3 relating to any finally ascertained Material Anti-Corruption Law Violation by the other Party or any of its Representatives, in either case ((A) or (B)), the non-defaulting Party shall have the right, in addition to any other rights or remedies under this Agreement or to which the non-defaulting Party may be entitled in law or equity, to immediately terminate this Agreement.

9.3.5    Any termination of this Agreement pursuant to Section 9.3.4 shall be treated as a termination for material breach and the consequences of termination set forth in Section 11.5 or 11.6, as applicable, shall apply and additionally, subject to the accrued rights of the Parties prior to termination, either Party shall have no liability to the other Party for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination.

9.3.6    Either Party shall be responsible for any breach of any representation, warranty or undertaking in this Section 9.3 or of the Anti-Corruption Laws by any of its Representatives.

9.3.7    Either Party may disclose the terms of this Agreement or any action taken under this Section 9.3 to prevent a violation of applicable Anti-Corruption Laws, including the identity of the other Party or its Representatives and the payment terms, to any governmental authority if such non-defaulting Party determines, upon advice of reputable law firm, that such disclosure is necessary under Applicable laws.

ARTICLE 10

INDEMNITY

10.1    Indemnification of Licensor. Licensee shall defend, keep harmless and indemnify Licensor, its Affiliates and their respective directors, officers, employees, and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Licensee of this Agreement, (ii) the negligence or willful misconduct on the part of Licensee or its Affiliates or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (iii) the Commercialization or Local Development (including, but not limited to, personal injury or death arising from the clinical trials that are run by or on behalf of Licensee pursuant thereto and any and all product liability claims (except those which arise from the supply of defective products by Licensor under the Supply Agreement) in respect of the Licensed Products in the Territory) by Licensee or any of its Affiliates or Sublicensees or its or their distributors or contractors of any Licensed Product in the Territory, except for those Losses for which Licensor has an obligation to indemnify Licensee pursuant to Section 10.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

10.2    Indemnification of Licensee. Licensor shall defend, keep harmless and indemnify Licensee, its Affiliates, and their respective directors, officers, employees, and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by Licensor of this Agreement, (ii) the negligence or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement, or (iii) the Development of the Licensed Product (including but not limited to, personal injury or death arising from the clinical trials that are run by or on behalf of Licensor pursuant thereto), except for those Losses for which Licensee has an obligation to indemnify Licensor pursuant to Section 10.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

10.3    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 10, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.4    Control of Defense.

10.4.1    In General. The indemnifying Party shall assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party shall appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. The Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. The indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) incurred by the indemnifying Party in its defense of the Third Party Claim.

10.4.2    Right to Participate in Defense. Without limiting Section 10.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the interests of the Indemnified party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

10.4.3    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other

Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

10.4.4    Cooperation. The Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

10.4.5    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.5    Special, Indirect, and Other Losses. EXCEPT IN THE EVENT OF A PARTY’S FRAUD, RECKLESSNESS OR WILLFUL MISCONDUCT, BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8 AND EXCEPT AS PROVIDED UNDER SECTION 12.10, AND EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

10.6    Insurance.

10.6.1    Either Party shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Third Party and Product Liability insurance policy with a limit of liability not lower than [***] (or any equivalent amount in USD) for any one occurrence or series of occurrences arising out of any one event or series of events; such policy shall be extended to recall with a sublimit no lower than [***] (or any equivalent amount in USD).

10.6.2    With respect to the Development, the Party acting as a sponsor of any clinical trial shall purchase and maintain a clinical trial liability insurance policy extended to product liability risks, covering all subjects participating to the applicable clinical trials. Such policy shall be fully compliant with local laws and regulations applicable in each country where the trial is performed.

10.6.3    Such policies shall be maintained during the entire Term and for a period of not less than [***] years following the termination or expiration of this Agreement. Any deductibles, policy exclusions or uncovered risks shall remain at sole costs and expenses of the Party which subscribed the insurance policies requested.

10.6.4    Either party shall furnish evidence of insurance for all of the above policies to the other Party as soon as practicable upon request of the other Party. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A, FSC XII.

10.6.5    If either Party fails to maintain in force any of its own insurance policies as above, the other Party shall have the right (but not the obligation) to maintain any relevant insurance coverage by paying the relevant premiums in place of the defaulting Party, with the right, in addition to any other remedy thereto, to be fully reimbursed by the Party which has failed to maintain the policies required under this Agreement.

ARTICLE 11

TERM AND TERMINATION

11.1    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect, until the date of expiration of the last to expire Royalty Term for the last Licensed Product (such period, the “Term”). However, following the expiration of the Royalty Term for a Licensed Product in a country, the grants in Section 3.1 shall become fully sublicensable, perpetual non-exclusive, fully-paid, royalty-free, and irrevocable for such Licensed Product in such country.

11.2    Termination for Material Breach.

11.2.1    If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [***] days after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

11.3    Additional Termination by Licensor.

11.3.1    Notwithstanding Section 11.2.1, if the material breach and failure to cure contemplated by Section 11.2.1 is with respect to Licensee’s Commercialization diligence obligations under Section 2.3.2, with respect to any country, Licensor shall have the right to terminate this Agreement solely with respect to such country. If the material breach and failure to cure is with respect to Licensee’s Commercialization diligence obligations under Section 2.3.2 as to all Major Markets, then such material breach shall be deemed a material breach as to this Agreement taken as a whole and Licensor shall also have the right to terminate the Agreement in its entirety.

11.3.2    In the event that Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Licensor Patent is invalid, unenforceable, or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder, Licensor shall, to the extent permissible by any Applicable Law, have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

11.3.3    If the applicable Regulatory Authority in the Territory prohibits Licensee from pursuing the Commercialization of the Licensed Products due to safety or efficacy concerns, including adverse events of the Licensed Products, then either Party may terminate this Agreement in its entirety upon [***] days’ prior written notice to the other Party.

11.4    Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] days of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may, to the extent permissible by any Applicable Law, terminate this Agreement in its entirety effective immediately upon written notice to such Party. Notwithstanding the foregoing or anything to the contrary in this Agreement or otherwise, the Parties agree that, in the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then the other Party shall have the right to continue the exploitation of all licenses granted under or pursuant to this Agreement by such Party to the other Party and such licenses shall, to the extent permissible by any Applicable Law (pursuant to section 365(n) of the United States Bankruptcy Code being the rights granted hereunder rights to “intellectual property” as defined under section 101(52) of the United States Bankruptcy Code, or any similar law or regulation in any other country), continue in full force and effect as provided for hereunder. In particular, in the event of Licensor’s bankruptcy, Licensee shall have the right, in any event, to manufacture or have manufactured the Licensed Product (with Licensor to effectuate the manufacturing technology transfer to Licensee or its designees) and, as a consequence, Licensee shall no longer be obliged to purchase from Licensor Licensee’s requirements for the Licensed Products, in order to avoid any risk of interruption of the Commercialization of the Licensed Product in the Territory.

11.5    Termination in Entirety. In the event of a termination of this Agreement in its entirety for any reason:

(i)    all rights and licenses granted by Licensor hereunder shall immediately terminate;

(ii)    Licensee shall, and hereby does effective as of the effective date of termination, grant Licensor an exclusive (except in respect of improvements, for which the grant shall be on a non-exclusive basis), royalty-free license, with the right to grant multiple tiers of sublicenses, under the Licensee Patents and Licensee Know-How to Exploit in the Territory any Licensed Product and any improvement to any of the foregoing;

(iii)    Licensee shall, and hereby does effective as of the effective date of termination, assign to Licensor all of its right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Product then owned by Licensee or any of its Affiliates, and shall cause any and all Sublicensees to assign to Licensor any such Regulatory Documentation then owned by such Sublicensees; and

(iv)    Licensee shall, and hereby does effective as of the effective date of termination, grant Licensor an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Licensee or any of its Affiliates or Sublicensees that are not assigned to Licensor pursuant to clause (iii) above that are necessary or useful for Licensor or any of its Affiliates or sublicensees to Develop or Commercialize any Licensed Product and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement;

11.6    Termination of Terminated Territory. In the event of a termination of this Agreement with respect to a Terminated Territory by Licensor pursuant to Section 11.3.1 (but not in the case of any termination of this Agreement in its entirety):

(i)    all rights and licenses granted by Licensor hereunder shall automatically be deemed to be amended to exclude, the right to Commercialize, Locally Develop, file any application for, or seek any Regulatory Approval for Licensed Products in such Terminated Territory;

(ii)    Licensee shall, and hereby does effective as of the effective date of termination, grant Licensor an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Licensee Patents and Licensee Know-How, to Commercialize solely in such Terminated Territory any Licensed Product and any improvement to any of the foregoing, to Develop such Licensed Products and any such improvements anywhere in the world in support of such Commercialization in such Terminated Territory, and to Manufacture such Licensed Products and any such improvements anywhere in the world in support of such Development or such Commercialization in such Terminated Territory;

(iii)    Licensee shall, and hereby does effective as of the effective date of termination, assign to Licensor all of its right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to the Exploitation of the

Licensed Products solely in the Terminated Territory then owned by Licensee or any of its Affiliates, and shall cause any and all Sublicensees to assign to Licensor any such Regulatory Documentation then owned by such Sublicensees;

(iv)    Licensee shall, and hereby does effective as of the effective date of termination, grant Licensor an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation then owned or Controlled by Licensee or any of its Affiliates or Sublicensees that are not assigned to Licensor pursuant to clause (iii) above that are necessary or useful for Licensor or any of its Affiliates or sublicensees to Develop or Commercialize any Licensed Compound or Licensed Product and any improvement to any of the foregoing in the Terminated Territory, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement with respect to such Terminated Territory.

11.7    Transition Assistance.

11.7.1    In the event of a termination of this Agreement in its entirety for any reason, Licensee shall:

(i)    where permitted by Applicable Law, transfer to Licensor all of its right, title, and interest in all Regulatory Documentation assigned to Licensor pursuant to Section 11.5(iii);

(ii)    notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (i) above;

(iii)    unless expressly prohibited by any Regulatory Authority, at Licensor’s written request, transfer control to Licensor of all Local Development being conducted by Licensee as of the effective date of termination and continue to conduct such Local Development studies, at Licensee’s cost, for up to [***] months to enable such transfer to be completed without interruption of any such Local Development; provided that (A) Licensor shall not have any obligation to continue any Local Development unless required by Applicable Law, and (B) with respect to each Local Development for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such Local Development to completion, at Licensee’s cost;

(iv)    at Licensor’s request, shall use its commercially reasonable efforts to assign (or to cause its Affiliates to assign) to Licensor any or all agreements with any Third Party (subject to the assignment regulation under such agreements) with respect to the conduct of Local Development for the Licensed Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Licensee shall cooperate with Licensor in reasonable respects to secure the consent of the applicable Third Party to such assignment; and

(v)    Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Licensor may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Licensor its rights under, this Section 11.7.1 and Section 11.5.

11.7.2    In the event of a termination of this Agreement with respect to a Terminated Territory by Licensor pursuant to Section 11.3.1 (but not in the case of any termination of this Agreement in its entirety), Licensee shall:

(i)    where permitted by Applicable Law, transfer to Licensor all of its right, title, and interest in all Regulatory Documentation assigned to Licensor pursuant to Section 11.6(iii);

(ii)    notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (i) above; and

(iii)    Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Licensor may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Licensor its rights under, this Section 11.7.2 and Section 11.6.

11.8    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.9    Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement (either in its entirety or with respect to one or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 6.1, 9.2, 9.3.5, 11.5, 11.6, 11.7 and 11.8, and this Section 11.9, and Articles 1, 5 (with respect to payments accrued before any expiration or termination), 8 (for the duration set out in Section 8.1), 10 and 12 of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

ARTICLE 12

MISCELLANEOUS

12.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

12.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.3    Assignment.

12.3.1    Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Licensor may make such an assignment without Licensee’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 12.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Licensee, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

12.3.2    The rights to Information, materials and intellectual property: (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change in Control of such Party, which Information, materials and intellectual property were controlled by such Affiliate immediately prior to such Change in Control, in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

12.4    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

12.5    Governing Law, Jurisdiction and Service.

12.5.1    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. The Parties hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, otherwise, in the state courts of the State of New York located in the borough of Manhattan for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

12.5.2    Service. Each of the Parties irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.

12.6    Dispute Resolution. Except as provided in Section 2.1.2(i), 5.14 or 12.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 12.6.

12.6.1    General. Any Dispute shall be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] days after such issue was first referred to them, then the dispute shall be resolved pursuant to Section 12.5.1.

12.7    Notices.

12.7.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 12.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by email (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 12.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.7.2    Address for notice.

    If to Licensee, to:

    A. Menarini International Licensing SA

    5, rue Eugène Ruppert L-2453, Luxembourg

    Attention: Giovanni D’Aubert and Jean Paul Capellini

    Email: [***] and [***]

    with a copy (which shall not constitute notice) to:

    Alliance Management Director, Menarini International Operations Luxembourg S.A.

    Attention: Andrea Olivieri

    Email:     [***]

    If to Licensor, to:

    Chief Executive Officer

    NewAmsterdam Pharma B.V.

    20803 Biscayne Boulevard

    Suite 105

    Aventura, FL 33180

    Attention: Michael Davidson

    Email: [***]

    with a copy (which shall not constitute notice) to:

    Chief Executive Officer, NewAmsterdam Pharma B.V.

    NewAmsterdam Pharma Holding B.V.

    Gooimeer 2-35

    1411 DC Naarden

    The Netherlands

    Attention: Michael Davidson

    Email: [***]

12.8    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.9    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.10    Equitable Relief. Each Party acknowledges and agrees that the payment provisions set forth in Article 5 and the restrictions set forth in Section 3.6 and Article 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there may be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section 3.6 and Articles 5 and 8, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief, and (ii) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.11    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.12    No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

12.13    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.15    Counterparts; Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic verified signature (such as, DocuSign) or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

12.16    References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

12.17    Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

12.18    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

NewAmsterdam Pharma B.V., represented by:		NewAmsterdam Pharma B.V., represented by:
/s/ M.H. Davidson Name: NewAmsterdam Pharma Holding B.V. Title: Director By: M.H. Davidson		/s/ John Kastelein Name: NewAmsterdam Pharma Holding B.V. Title: Director By: Wester Investments B.V.
Title: Proxyholder / CEO		Title: Proxyholder / CSO
A. MENARINI INTERNATIONAL LICENSING S.A.		A. MENARINI INTERNATIONAL LICENSING S.A.
By:	/s/ Giovanni D’Aubert	By:	/s/ Jean Paul Capellini
Name: Giovanni D’Aubert Title: Member of the Board		Name: Jean Paul Capellini Title: Member of the Board

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Schedule 1

Development Plan

[***]

2

Schedule 2

Existing Patents

[***]

3

Schedule 3

Obicetrapib

[***]

4

Schedule 4

Key Supply Agreement Terms

[***]

5

Schedule 5

Illustrative Commercial Milestone Payment Examples

[***]

6

Schedule 6

Disclosures

[***]

7